As filed with the Securities and Exchange Commission on March 8, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ANTEON INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3880755

(State of Incorporation)	(IRS Employer Identification No.)

3211 Jermantown Road, Suite 700
Fairfax, Virginia 22030-2801
(703) 246-0200

(Address of Principal Executive Offices)

Anteon International Corporation
Employee Stock Purchase Plan
(Full Title of the Plan)

Curtis L. Schehr, Esq.
Senior Vice President, General Counsel and Secretary
Anteon International Corporation
3211 Jermantown Road, Suite 700
Fairfax, Virginia 22030-2801
(703) 246-0200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Fredric Singerman, Esq.
Ameena Y. Majid, Esq.
Seyfarth Shaw
815 Connecticut Avenue, N.W., Suite 500
Washington, D.C. 20006-4004
(800) 525-7734

CALCULATION OF REGISTRATION FEE

Proposed
Title Of Each Class		Proposed	Maximum
Of Securities To Be	Amount To Be	Maximum Offering	Aggregate Offering	Amount of
Registered	Registered	Price Per Unit(1)	Price(1)	Registration Fee

Common Stock, par value $.01	1,200,000 shares	$29.72	$35,664,000	$4,518.63

     (1)  Estimated solely for purposes of calculating the registration fee, and computed pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), as amended, the proposed maximum offering price per unit and the registration fee are based on the reported average of the high and low sales prices of Anteon International Corporation Common Stock as reported on the New York Stock Exchange on March 1, 2004. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, as amended, and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Anteon International Corporation, a Delaware corporation (the “Registrant”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference:

(a)	The Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2003, filed with the Commission concurrently with this Registration Statement;

(b)	All other reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act since the fiscal year ended December 31, 2003; and

(c)	The description of the Registrant’s Common Stock, $.01 par value per share, contained in its Registration Statement on Form 8-A, filed with the SEC on March 4, 2002, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act that are filed subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of each such document (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides as follows:

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Registrant’s Amended and Restated Certificate of Incorporation and its Amended and Restated By-Laws provides for the indemnification of any person who is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of any other corporation or in a capacity with comparable authority or responsibility for any partnership, joint venture, trust, employee benefit plan or other enterprise to the extent permitted by Section 145 of the Delaware General Corporation Law. Such indemnification extends to persons who are not the Registrant’s directors and officers if the Registrant’s Board of Directors specifies that such persons are entitled to indemnification.

     The Plan provides that the Registrant will indemnify and defend the members of the Administrative Committee against all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by the Employer in writing in advance) occasioned by any act or omission to act in connection with the Plan, if the act or omission is in good faith.

     The Registrant maintains directors and officers liability insurance for the benefit of its directors and its executive officers.

     Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

No:	Exhibit:

4.1	Anteon International Corporation Employee Stock Purchase Plan.

No:	Exhibit:

23.1	Consent of KPMG LLP.

24	Power of Attorney.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, State of Virginia, on March 5, 2004.

ANTEON INTERNATIONAL CORPORATION
(Registrant)

By:	/s/ Joseph M. Kampf

Joseph M. Kampf
President and Chief Executive Officer
(Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph M. Kampf Joseph M. Kampf	President, Chief Executive Officer and Director (Principal Executive Officer)	March 5, 2004

/s/ Charles S. Ream Charles S. Ream	Executive Vice President and Chief Financial (Principal Financial and Accounting Officer)	March 5, 2004

*/s/ Curtis L. Schehr Gilbert F. Decker	Director	March 5, 2004

*/s/ Curtis L. Schehr Robert A. Ferris	Director	March 5, 2004

*/s/ Curtis L. Schehr Paul G. Kaminski	Director	March 5, 2004

*/s/ Curtis L. Schehr Steven M. Lefkowitz	Director	March 5, 2004

Signature	Title	Date
*/s/ Curtis L. Schehr General Henry Hugh Shelton, USA (ret.)	Director	March 5, 2004

*/s/ Curtis L. Schehr William J. Perry	Director	March 5, 2004

     *Curtis L. Schehr, by signing his name hereto, does sign this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons that are filed herewith as Exhibit 24.

By:	/s/ Curtis L. Schehr

Curtis L. Schehr
Attorney-in-Fact

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Anteon International Corporation Employee Stock Purchase Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of City of Fairfax, State of Virginia, on March 8, 2004.

ANTEON INTERNATIONAL CORPORATION EMPLOYEE STOCK PURCHASE PLAN (Plan)
By:	/s/ Curtis L. Schehr
------------------------
Curtis L. Schehr Senior Vice President, General Counsel & Secretary